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                        [LOGO] GlobalEuroNet Group, Inc.

                          MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding ("MOU"), entered this 28th day of June, 2000, by and between GlobalEuroNet Group Inc. ("GEN") a Delaware corporation and Advicorp Ltd. ("Advicorp") a UK corporation, sets forth the agreement terms of the parties hereto.

WHEREAS: Advicorp, a London UK based limited company is involved in corporate finance advisory activities particularly focusing on the Italian market. Advicorp is SFA regulated with Corporate Finance Advisor classification.

WHEREAS: Advicorp maintains a representative office in Rome, Italy on the premises of a private limited liability company-Cedis S.r.L.

WHEREAS: GEN is an investment company seeking to place investments in private companies engaged in information technology; communications; Internet business; and related products, applications and industries.

WHEREAS: GEN intends to focus efforts on markets in Europe and Israel and desires to open a company office in Rome.

This MOU details the terms of the relationship between the parties effective as of April 1, 2000, that have been agreed in principle and make up the basis of further negotiation, agreement and execution of a definitive agreement, however, it is the intention of the parties that this agreement shall govern their relationship until such time as further documentation is prepared and executed:

        1. Advicorp shall, subject to GEN's prior and ongoing approval, provide office accommodations to GEN in Rome in Advicorp's representative office or any other location as may be appropriate.

        2. GEN has employed Andrea Mandel-Mantello ("Mandel-Mantello"); Simone
        E. Haggiag ("Haggiag") to run GEN operations in Italy and Israel, and in additional territories as may be identified in the future. GEN has also employed Giuseppe Tomei ("Tomei") as an associate. Advicorp shall pay salaries for Mandel-Mantello, Haggiag and Tomei in arrears on a monthly basis. Mandel-Mantello shall be compensated based upon $175,000 U.S. dollars per annum; Haggiag shall be compensated based upon $100,000 U.S. dollars per annum; and Tomei shall be compensated based upon $33,000 U.S. dollars per annum. Additionally, as to Tomei, he has been granted a five-year option to purchase 30,000 shares of GEN at $5.00 per share with 50% of such options vested now and the remaining 50% vesting on the one-year anniversary of Tomei's employment. Tomei will also be eligible for the performance based increases in salary referenced in his GEN employment letter dated April 12, 2000.
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MEMORANDUM OF UNDERSTANDING- Page 2

        3. Mandel-Mantello shall devote all of his business time and efforts to GEN related matters subject, however, to an initial ramp-up during which time Mandel-Mantello shall be transferring responsibilities in certain outside projects to others. It is understood that Mandel-Mantello shall remain Managing Director of Advicorp during his employ by GEN. Haggiag shall use reasonable efforts to devote approximately one-half of his individual business time to GEN related matters. Tomei shall devote full time to GEN matters.

        4. GEN shall pay Advicorp a monthly fee in the amount of $30,100 by the 23rd of each month, covering GEN's monthly operating expenses in Italy. This fee shall cover employee salaries, office rent and administrative expenses; all of which must be documented via the provision of receipts and invoices in hard copy form, except for the salaries of Mandel-Mantello, Haggiag and Tomei. GEN is exploring ways to provide Mandel-Mantello, Haggiag and Tomei with medical insurance that is similar in cost and benefit to that provided to GlobalNetFinancial.com's employees in the UK or GEN's employees in the US.

        5. GEN shall pay all approved business travel and reasonable out-of-pocket business expenses. Advicorp shall provide receipts in hard copy form for all such expenses to GEN via mail. GEN shall settle all approved business expenses on a monthly basis.

        6. Mandel-Mantello and Haggiag shall be responsible for the day-to-day business matters of the GEN offices in Rome. Mandel-Mantello and Haggiag shall not have authority to bind GEN to expenses or obligations, except as set forth in this MOU; and neither shall represent themselves, nor Advicorp, as having the authority to enter into contracts on behalf of GEN without prior written authority of the Board of Directors of GEN.

        7. This MOU may be superseded by a more comprehensive definitive agreement that will contain further provisions, however, under any circumstances, by execution of this agreement, Advicorp and Mandel-Mantello and Haggiag agree to maintain all GEN information with absolute confidentiality and not to compete with GEN under any circumstances without written consent by GEN first obtained.

        8. This MOU shall, unless otherwise agreed, remain in full force and effect for 6 months, or until execution of a further agreement, and is otherwise terminate on 3-month's written notice by either party.
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MEMORANDUM OF UNDERSTANDING- Page 3

        9. English law shall govern this MOU.


        Agreed and accepted this 20th day of July, 2000.


        By: /s/ Jay J. Matulich                 By: /s/ Andrea Mandel-Mantello
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           GlobalEuroNet Group Inc.                Advicorp Ltd.